Exhibit 16.1

August 30, 2016

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements concerning our firm included under Item 4.01 of Form 8-K of Jishanye, Inc. dated August 13, 2016 and filed with the Securities and Exchange Commission on or about August 30, 2016, and are in agreement with those statements.

Very truly yours

/s/ Simon & Edward, LLP

Simon & Edward, LLP